Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings, Inc/Centra Bank	304-581-6000

Centra Financial Holdings declares twelfth consecutive cash dividend.

The Board of Directors of Centra Financial Holdings, parent company of Centra Bank, has declared a $0.075 cash dividend to be paid on January 3, 2011 to shareholders of record on December 17, 2010. Douglas J. Leech, Centra Chairman and CEO announced following the Board’s December meeting.

Centra stock is owned almost entirely by local individuals from, Morgantown, WV, Fayette County, PA, Martinsburg, WV and Hagerstown, MD. The dividend is the company’s twelfth consecutive quarterly payment since beginning cash dividends in 2008.